Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Michael Distefano (310) 843-4199

Korn/Ferry International Announces Record Fourth Quarter and Fiscal Year Earnings

Highlights:

•	Fiscal 2005 diluted earnings per share was $0.90 compared to $0.13 in the prior year. Fourth quarter fiscal 2005 diluted earnings per share was $0.27 compared to $0.21 in the prior year fourth quarter.

•	Net income was $38.6 million in the current year compared to $5.4 million in the prior year. Net income for the quarter was $11.7 million, an improvement of 34% from $8.7 million in the prior year.

•	Fiscal 2005 fee revenue was $452.2 million, an increase of $123.9 million, or 38%, from $328.3 million in the prior year. Fourth quarter fiscal 2005 fee revenue of $124.0 million, increased $26.3 million, or 27%, from $97.7 million in the prior year.

Los Angeles, CA, June 8, 2005 - Korn/Ferry International (NYSE:KFY), the leading provider of executive search, outsourced recruiting and leadership development solutions, announced fiscal 2005 diluted earnings per share of $0.90 compared to $0.13 last year. Fourth quarter fiscal 2005 diluted earnings per share was $0.27 compared to $0.21 in Q4’04.

“We’re seeing continued strong global demand for executive-level jobs despite high oil prices and volatile equity markets,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry. “As companies have wrung out inefficiencies in the marketplace, the stronger competitive environment is heating up the war for talent. The result is a greater sense of urgency on hiring managers and increased pressure for effective talent management and retention strategies.”

Financial Results

Actual and Adjusted Results

(dollars in millions, except per share amounts)

	Fourth Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q4’05	Q4’04	FY05	FY04	FY04
Fee Revenue	$124.0	$97.7	$452.2	$328.3	$328.3
Revenue	$131.0	$103.7	$476.4	$350.7	$350.7
Operating Income	$18.6	$11.3	$65.8	$15.8	$24.3
Operating Margin	15.0%	11.6%	14.5%	4.8%	7.4%
Net Income	$11.7	$8.7	$38.6	$5.4	$13.9
Basic Earnings Per Share	$0.30	$0.23	$1.00	$0.14	$0.37
Diluted Earnings Per Share	$0.27	$0.21	$0.90	$0.13	$0.35

a)	Adjusted amounts are non-GAAP financial measures and exclude a restructuring charge of $8.5 million for the year ended April 30, 2004. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

Fiscal 2005 fee revenue of $452.2 million increased $123.9 million, or 38%, from $328.3 million in the prior year. Fourth quarter fiscal fee revenue of $124.0 million increased $26.3 million, or 27%, from Q4’04 of $97.7 million. Fee revenue improved in all regions due to an increase in the number of new engagements opened in addition to increases in average fees. Exchange rates impacted fee revenue favorably by $12.1 million in the year and $2.6 million in the quarter compared to prior year.

Compensation and benefits expense of $292.9 million for the year increased $71.7 million, or 32%, from $221.2 million last year. For the quarter, compensation and benefits expense of $84.4 million increased $19.5 million, or 30%, compared to $64.9 million in Q4’04. The increase reflects additional profitability based rewards as well as an increase due to new consultants joining the firm. Exchange rates impacted compensation and benefit expense unfavorably by $7.3 million in the year and $1.7 million in the quarter compared to last year.

Fiscal 2005 general and administrative expense of $83.5 million increased $11.9 million, or 17%, from $71.6 million in the prior year. Business development costs, bad debt expenses and other professional fees increased as a result of increased business activity. The increase also reflects compliance costs associated with Section 404 Sarbanes Oxley Act. General and administrative expense for the quarter was $18.6 million, consistent with Q4’04.

Fiscal year operating income improved $50.0 million to $65.8 million from $15.8 million last year. Prior year operating income was impacted by $8.5 million in restructuring costs. Operating margin for the year improved to 14.5% from 4.8% last year. Operating income for the quarter was $18.6 million, an improvement of $7.3 million, or 65%, compared to Q4’04. Operating margin for the quarter increased to 15.0% from 11.6% in the prior year.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $206.9 million at April 30, 2005 compared to $108.1 million at April 30, 2004.

Interest expense, primarily related to borrowings under Company Owned Life Insurance (COLI) policies and Korn/Ferry’s convertible securities, was $10.5 million and $2.4 million in the current year and quarter, respectively, consistent with prior year. At April 30, 2005, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data - Actual and Adjusted

(dollars in millions)

	Fourth Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q4’05	Q4’04	FY05	FY04	FY05	FY04
Fee Revenue	$109.1	$87.6	$398.3	$294.1	$398.3	$294.1
Revenue	$114.6	$92.4	$417.9	$312.5	$417.9	$312.5
Operating Income	$24.6	$16.2	$84.1	$38.2	$82.8	$43.6
Operating Margin	22.5%	18.5%	21.1%	13.0%	20.8%	14.8%
Average number of Consultants	394	382	388	380	388	380
Engagements (b)	1,722	1,628	6,372	5,427	6,372	5,427

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of ($1.3) million and $5.4 million for the year ended April 30, 2005 and 2004, respectively. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

b)	Represents new engagements opened in the respective period.

Fourth quarter fee revenue was $109.1 million, an increase of $21.5 million, or 25%, from $87.6 million in Q4’04. Fee revenue improved in all regions due to an increase in the number of new engagements opened as well as increased average fees. Exchange rates impacted fee revenue favorably by $2.2 million in Q4’05 compared to Q4’04.

Executive recruitment operating income improved $8.4 million or 52% to $24.6 million in the quarter compared to $16.2 million in Q4’04. Operating margin for the quarter improved to 22.5% compared to 18.5% in the prior year.

The total number of consultants at April 30, 2005 was 398, an increase of 19 consultants from April 30, 2004.

Selected Futurestep Data - Actual and Adjusted

(dollars in millions)

	Fourth Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q4’05	Q4’04	FY05	FY04	FY05	FY04
Fee Revenue	$14.9	$10.1	$53.9	$34.2	$53.9	$34.2
Revenue	$16.4	$11.3	$58.5	$38.2	$58.5	$38.2
Operating Income (loss)	$1.5	$0.9	$6.4	($1.6)	$7.7	$1.4
Operating Margin	9.9%	8.4%	12.1%	(4.6%)	14.4%	4.1%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $1.3 million and $3.0 million for the year ended April 30, 2005 and 2004, respectively. These charges related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

Fourth quarter fee revenue was $14.9 million, an increase of $4.8 million, or 48%, from Q4’04. Fee revenue improved in all regions driven by an increase in the number of new engagements opened combined with Futurestep’s strategic movement toward outsourced recruiting solutions.

Futurestep operating income in the quarter improved $0.6 million or 67% to $1.5 million compared to $0.9 million in Q4’04. Operating margin improved to 9.9% from 8.4% in Q4’04.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that first quarter fiscal 2006 fee revenue is likely to be in the range of $120 million to $127 million and diluted earnings per share is likely to be in the range of $0.24 to $0.28.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EDT) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 70 offices in 36 countries, is the leading provider of executive search, outsourced recruiting and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended April 30,		Year Ended April 30,
	2005	2004	2005	2004
Fee revenue	$123,996	$97,732	$452,194	$328,331
Reimbursed out-of-pocket engagement expense	7,035	5,988	24,183	22,372

Total revenue	131,031	103,720	476,377	350,703
Compensation and benefits	84,412	64,879	292,913	221,177
General and administrative expense	18,562	18,597	83,544	71,623
Out-of-pocket engagement expense	7,719	6,757	25,702	23,557
Depreciation and amortization	1,714	2,197	8,437	10,030
Restructuring charges	—	—	—	8,526

Total operating expense	112,407	92,430	410,596	334,913

Operating income	18,624	11,290	65,781	15,790
Interest and other (expense) income, net	(719)	(1,392)	(7,103)	(8,124)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	17,905	9,898	58,678	7,666
Provision for income taxes	4,963	1,543	20,251	3,218
Equity in earnings of unconsolidated subsidiaries	(1,227)	379	193	955

Net income	$11,715	$8,734	$38,620	$5,403

Interest expense on convertible securities, net of taxes	759	1,019	3,103	—

Net income adjusted for computation of diluted EPS	$12,474	$9,753	$41,723	$5,403

Basic earnings per common share	$0.30	0.23	$1.00	$0.14

Basic weighted average common shares outstanding	39,139	37,445	38,516	37,466

Diluted earnings per common share	$0.27	$0.21	$0.90	$0.13

Diluted weighted average common shares outstanding	46,675	46,019	46,229	40,311

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended April 30,				Year Ended April 30,
	2005		2004		2005		2004
Fee Revenue:
Executive recruitment:
North America	$63,207		$51,582		$225,850		$170,678
Europe	30,590		22,344		110,455		78,236
Asia/Pacific	12,015		11,604		51,196		36,818
South America	3,327		2,097		10,828		8,371

Total executive recruitment	109,139		87,627		398,329		294,103
Futurestep	14,857		10,105		53,865		34,228

Total fee revenue	123,996		97,732		452,194		328,331

Reimbursed out-of-pocket engagement expenses	7,035		5,988		24,183		22,372

Total revenue	$131,031		$103,720		$476,377		$350,703

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$18,156	29%	$12,361	24%	$53,635	24%	$35,983	21%
Europe	4,081	13%	2,047	9%	19,531	18%	(1,912)	(2%)
Asia/Pacific	1,989	17%	1,948	17%	9,594	19%	3,998	11%
South America	337	10%	(139)	(7%)	1,320	12%	177	2%

Total executive recruitment	24,563	23%	16,217	19%	84,080	21%	38,246	13%
Futurestep	1,476	10%	850	8%	6,483	12%	(1,574)	(5%)
Corporate	(7,415)		(5,777)		(24,782)		(20,882)

Total operating income	$18,624	15%	$11,290	12%	$65,781	15%	$15,790	5%

		Margin		Margin		Margin		Margin
*Adjusted Operating Income (Loss):
Executive recruitment:
North America	$18,156	29%	$12,361	24%	$52,752	23%	$36,247	21%
Europe	4,081	13%	2,047	9%	19,185	17%	2,998	4%
Asia/Pacific	1,989	17%	1,948	17%	9,567	19%	4,158	11%
South America	337	10%	(139)	(7%)	1,320	12%	235	3%

Total executive recruitment	24,563	23%	16,217	19%	82,824	21%	43,638	15%
Futurestep	1,476	10%	850	8%	7,739	14%	1,408	4%
Corporate	(7,415)		(5,777)		(24,782)		(20,730)

Total adjusted operating income	$18,624	15%	$11,290	12%	$65,781	15%	$24,316	7%

*	Adjusted operating income (loss) excludes restructuring charges related to severance and facilities of $8.5 million for the year ended April 30, 2004. Executive recruitment restructuring adjustments were $(1.3) million and $5.4 million, Futurestep restructuring charges were $1.3 million and $3.0 million and Corporate restructuring charges were $0 million and $0.1 million, respectively, for the year ended April 30, 2005 and 2004, respectively.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of April 30, 2005	As of April 30, 2004
ASSETS
Cash and cash equivalents	$199,133	$108,102
Marketable Securities	7,815	—
Receivables due from clients, net of allowance for doubtful accounts of $7,307 and $6,159	68,942	52,306
Income taxes and other receivables	5,579	5,812
Deferred income taxes	8,864	9,320
Prepaid expenses	13,710	10,128

Total current assets	304,043	185,668

Property and equipment, net	18,287	19,603
Cash surrender value of company owned life insurance policies, net of loans	65,047	58,868
Deferred income taxes	30,889	27,352
Goodwill	107,014	98,481
Deferred financing costs, investments and other	8,362	7,670

Total assets	$533,642	$397,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,196	$8,676
Income taxes payable	15,400	2,956
Compensation and benefits payable	107,009	60,957
Other accrued liabilities	28,792	24,785

Total current liabilities	158,397	97,374

Deferred compensation and other retirement plans	59,134	53,018
Long-term debt	44,949	44,400
Other liabilities	7,991	11,456
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	10,795	10,512

Total liabilities	281,266	216,760
Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 41,097 and 39,363 shares issued and 39,887 and 38,170 shares outstanding	330,745	307,003
Retained deficit	(82,584)	(121,204)
Unearned restricted stock compensation	(4,355)	(2,341)
Accumulated other comprehensive income (loss)	9,679	(1,596)

Shareholders’ equity	253,485	181,862
Less: Notes receivable from shareholders	(1,109)	(980)

Total shareholders’ equity	252,376	180,882

Total liabilities and shareholders’ equity	$533,642	$397,642